UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2021

DIGIMARC CORPORATION

(Exact name of registrant as specified in its charter)

Oregon	001-34108	26-2828185
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9405 SW Gemini Drive, Beaverton Oregon 97008

(Address of principal executive offices) (Zip Code)

(503) 469-4800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.001 Par Value Per Share	DMRC	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of President, Chief Executive Officer and Chairman

On April 12, 2021, Bruce Davis, the President, Chief Executive Officer and Chairman of the Board of Directors (the “Board”) of Digimarc Corporation (the “Company”), notified the Company of his intention to retire as President and Chief Executive Officer and as Chairman and member of the Board, effective as of April 12, 2021 (the “Transition Date”). His decision to retire was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In connection with Mr. Davis’s retirement, the Company has entered into a Separation Agreement and General Release with Mr. Davis (the “Separation Agreement”), dated April 12, 2021. Pursuant to the Separation Agreement, Mr. Davis agreed to release certain claims he may have against the Company and other released parties, and Mr. Davis’s stock options, restricted stock and units that vest solely based on continued service, and performance-vesting restricted stock units that are earned and remain subject to time-based vesting, will immediately vest with respect to the number of shares that would have vested if Mr. Davis’s employment had continued for an additional twenty-four months from the Transition Date, and his right to exercise vested stock options will expire on the earliest of (i) twenty-eight months from the Transition Date, (ii) the latest date the particular stock option could have expired by its original terms under any circumstances, or (iii) the tenth anniversary of the original date of grant of the particular stock option. The Company will also be obligated to continue to pay Mr. Davis his annual salary of $785,000 for twenty-eight months from the Transition Date, which amount will be paid according to the Company’s standard payroll schedules. For a period of up to twenty-eight months following the Transition Date, the Company will also pay COBRA premiums or, in certain circumstances, the cash equivalent, for Mr. Davis and his dependents to the extent they elect and remain entitled to such coverage under the Company’s group health plans. In addition, the Company will make premium payments on Mr. Davis’s existing term life insurance policy through August 10, 2023.

Appointment of President and Chief Executive Officer

On April 12, 2021, the Company announced that the Board appointed Riley McCormack, formerly the Company’s Lead Director, as President and Chief Executive Officer of the Company, effective immediately. Mr. McCormack resigned as a member of each of the Compensation Committee, the Governance, Nominating and Sustainability Committee, and the Market Development Committee and as Lead Director, effective immediately. He will continue to serve as a director on the Company’s Board. There are no (i) family relationships between Mr. McCormack and any officer or director of the Company or (ii) arrangements or understandings between Mr. McCormack and any other person pursuant to which he was selected as President and Chief Executive Officer.

In connection with his appointment as President and Chief Executive Officer, Mr. McCormack will receive the following compensation package and benefits: an annual salary of $1.00 and the grant of restricted shares of the Company’s stock having a fair value of $250,000 on the date of grant, vesting in four quarterly tranches over a one-year period, together with the same health, disability, retirement, death and other fringe benefits as are generally provided to the Company’s other executives. No severance is payable to Mr. McCormack in the event that his employment with the Company terminates.

Mr. McCormack, age 45, has been a member of the Board since October 2020 pursuant to the terms of the Subscription Agreement entered into between the Company and TCM Strategic Partners L.P. (“TCM|Strategic”) on September 29, 2020, in connection with its $53,500,000 investment in the Company. Since 2015, Mr. McCormack has served as Managing Member and CEO of McCormack Family Investments and founded and has served as Managing Member and CEO of TCM|Strategic. Previously Mr. McCormack was the founder, CEO and PM of Tracer Capital Management, a $1.5 billion New York-based global technology, media and telecommunication hedge fund. Prior to involvement with Tracer, he was a partner at Coatue Capital and a high-yield research analyst at Morgan Stanley, covering media and telecom companies. Mr. McCormack graduated summa cum laude from The Wharton School at the University of Pennsylvania, where he was a Benjamin Franklin Scholar and a Joseph Wharton Scholar.

Election of Board Chair

On April 12, 2021, the Company announced that the Board has elected Alicia Syrett as the Chair of the Board, effective immediately. Ms. Syrett has been a member of the Board since October 2020. She is a member of the Company’s Audit, Compensation and Market Development Committees and Chair of its Governance, Nominating and Sustainability Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 12, 2021

By:	/s/ Robert P. Chamness
Robert P. Chamness
Executive Vice President, Chief Legal Officer and Secretary